CERTIFICATE OF DESIGNATION

                     FOR CLASS A CONVERTIBLE PREFERRED STOCK

                         OF GENEVA STEEL HOLDINGS CORP.


            Geneva Steel Holdings Corp., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that:

            The United States Bankruptcy Court for the District of Utah, Central Division, Case No. 99-21130 GEC, has confirmed a plan of reorganization for Geneva Steel Company (the "Plan") under Chapter 11 of the United Stated Bankruptcy Code. This Certificate of Designation is provided for in the order confirming the Plan and is being filed with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law. Accordingly, the Corporation hereby creates and provides for the issuance of a series of preferred stock, designated Class A Convertible Preferred Stock, with the following powers, designations, preferences and relative, participating, optional or other special rights.

      1. Designation. The series of preferred stock established by this Certificate of Designation is designated "Class A Convertible Preferred Stock," and the number of shares of Class A Convertible Preferred Stock constituting such series is Two Million, Three Hundred Fifteen Thousand (2,315,000) shares.

      2. Definitions. As used in this Certificate of Designation, the following terms have the meanings ascribed to them below:

            "Board" means the Board of Directors of the Corporation.

            "Business Day" means a day other than Saturday, Sunday or any other day in which commercial banks in Salt Lake City, Utah are authorized by law to close.

            "Capital Stock" means any and all shares of capital stock of the Corporation (however designated and whether voting or nonvoting).

            "Capital Stock Rights" means any warrants, options and other rights to purchase Capital Stock or any securities convertible into or exchangeable for Capital Stock or any participations or other interests (other than security interests) in Capital Stock.

            "Cash Dividend" is defined in Section 3(a).

            "Certificate" means this Certificate of Designation creating the Class A Preferred Stock pursuant to Section 303(c) of the Delaware General Corporations Law, as amended, supplemented or modified from time to time.

            "Class A Preferred Stock" means the Class A Convertible Preferred Stock, no par value per share, created by this Certificate.

            "Common Stock" means the common stock, par value $0.01 per share, of the Corporation.

            "Conversion Election Notice" is defined in Section 7(b).

            "Conversion Ratio" means, initially, a ratio of one share of Common Stock for each share of Class A Preferred Stock being converted, and shall be adjusted from time to time in accordance with the provisions of Sections 8 and 9 of this Certificate.

            "DGCL" means the Delaware General Corporation Law.

            "Dividend Payment Date" is defined in Section 3(b).

            "Dividend Record Date" is defined in Section 3(b).

            "Dividend Shares" is defined in Section 3(a).

            "Effective Date of Conversion" is defined in Section 7(b).

            "Fair Market Value" of the Common Stock means the average of the daily closing prices of the Common Stock for the thirty consecutive Business Days immediately preceding the Dividend Payment Date. The closing price for each day shall be the last reported sales price, regular way, on the composite tape or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices on the National Association of Securities Dealers Automated Quotation System or, if the Common Stock is not then so quoted, by any New York Stock Exchange member firm selected from time to time by the Corporation for that purpose.

            "Issuance Date" means the date on which shares of Class A Preferred Stock are first being issued [CLOSING DATE UNDER RIGHTS OFFERING].

            "Junior Stock" means the Common Stock and any other class or series of Capital Stock of the Corporation now or hereafter authorized, issued or outstanding which is the subject, under the terms of the Corporation's certificate of incorporation (including any certificate of amendment or certificate of designation designating any class of preferred stock), to the following restrictions and limitations:
(i) no dividend or distribution can be declared or paid on the shares of such other class or series unless all accrued dividends and other amounts then due with respect to the Class A Preferred Stock shall have been paid in full; (ii) in the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of shares of Class A Preferred Stock shall be entitled to receive out of assets of the Corporation available for distribution to stockholders, a sum equal to the Liquidation Preference plus accrued and unpaid dividends on such shares through the date of final distribution to the stockholders, whether or not declared, in each case before any payment shall be made or any assets distributed to the holders of such other class or series of Capital Stock of the Corporation.

            "Liquidation Preference" means, with respect to each share of Class A Preferred Stock, an amount equal to $10.80 per share of Class A Preferred Stock.

            "Mandatory Conversion Date" means __________, 2005 [FIFTH ANNIVERSARY OF ISSUANCE DATE].

            "New Revolver" means the revolving credit agreement, dated _____, among Geneva Steel Company, as borrower, Citicorp USA, Inc., as agent bank, and the other lenders named therein.

            "New Term Loan" means the term loan agreement, dated ____, among Geneva Steel Company, as borrower, Citicorp USA, Inc., as agent bank, and the other lenders named therein.

            "Preferred Dividend Rate" is defined in Section 3(a).

            "Registrar" means the Corporation's registrar and transfer agent.

            "Sale" means the merger or consolidation of the Corporation into or with another Person or the merger or consolidation of any other Person into or with the Corporation, or a statutory share exchange between the Corporation and any other Person (in which merger, consolidation or statutory share exchange any stockholders of the Corporation receive distributions of cash or securities or other assets), or the sale, transfer or other disposition of all or substantially all of the assets of the Corporation to a third party.

            "Securities Act" means the Securities Act of 1933, as amended.

      3. Dividends.

            (a) The holders of the shares of Class A Preferred Stock shall be entitled to receive, before any dividends shall be declared and paid upon or set aside for the Junior Stock, when and as declared by the Board out of funds legally available for that purpose, dividends at the rate of twelve percent (12%) per annum (the "Preferred Dividend Rate") per share of Class A Preferred Stock and on dividends in arrears, calculated based on the Liquidation Preference and any such arrearage, of which eight percent (8%) per annum shall be payable in cash ("Cash Dividend") and four percent (4%) per annum shall be payable by issuing fully paid and nonassessable shares of Common Stock (the "Dividend Shares") based on the Fair Market Value for such Common Stock.

            (b) Dividends shall cumulate and be payable annually in arrears on ______ [THE ANNIVERSARY OF THE ISSUANCE DATE] of each year, commencing on
________, 2001, except that if such date is not a Business Day, then such dividend shall be payable on the next day that is a Business Day (any such dividend payment date being hereinafter referred to as a "Dividend Payment Date"). Such dividends shall, if declared, be paid to holders of record of the Class A Preferred Stock on such date, not more than sixty (60) days prior to the date such dividends are paid, as is fixed by the Board of Directors of the Corporation (the "Dividend Record Date"). Dividends on shares of Class A Preferred Stock shall be cumulative and shall accrue (whether or not declared), from the immediately preceding Dividend Payment Date, except with respect to the first dividend payment, which will accrue from the Issuance Date.

            (c) Cash Dividends shall be payable when, as and if declared by the Board of Directors out of funds legally available therefor and to the extent they are permitted by the terms and conditions governing the New Term Loan and the New Revolver.

            (d) In the event Cash Dividends are not paid in full, they shall be paid by issuing Dividend Shares, with the number of Dividend Shares to be issued on the Dividend Payment Date in respect of each share of Class A Preferred Stock to be calculated by multiplying the percent of the Cash Dividends not paid, by
(i) 1.85% (ii) multiplied by the sum of (A) the number of issued and outstanding shares of Common Stock and (B) the number of issued and outstanding shares of Class A Preferred Stock, in each case as of the Dividend Record Date, (iii) multiplied by a fraction, (A) the numerator of which is the number of issued and outstanding shares of Class A Preferred Stock and (B) the denominator of which is (B) 2,315,000. In the event of any adjustments to the Conversion Ratio pursuant to Section 8 of this Certificate of Designation, the foregoing calculation shall be adjusted accordingly.

            (e) For purposes of dividends payable in Dividend Shares, the Corporation shall execute, issue and deliver on such Dividend Payment Date to each holder of record on the Dividend Record Date, a stock certificate dated the Dividend Payment Date representing the number of Dividend Shares determined in accordance with this Section 3. The due issuance of such Dividend Shares shall constitute full payment of the dividend, provided that in lieu of the issuance of any fractional Dividend Shares, the Corporation shall make the adjustments provided for in Section 9.

            (f) Dividends that are not declared or paid in full, in cash or by delivery of Common Stock on each Dividend Payment Date, shall bear dividends as set forth in Section 3(a). Dividends in arrears may be declared and paid at any time to holders of Class A Preferred Stock of record on such date, not more than sixty (60) days prior to the date such dividends are paid, as is fixed by the Board of Directors of the Corporation.

            (g) All dividends declared upon the Class A Preferred Stock and any other class of stock ranking on a parity as to dividends with the Class A Preferred Stock shall be declared pro rata per share.

      4. Rights Upon Liquidation, Dissolution or Winding-Up.

            (a) In the event of a stock dividend, subdivision, reclassification, distribution or similar event relating to the Class A Preferred Stock, the Liquidation Preference of each share of Class A Preferred Stock shall be adjusted proportionally to reflect any resulting increase or decrease in the number of outstanding shares of Class A Preferred Stock.

            (b) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holder of any share of Class A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of any Junior Stock, an amount equal to the Liquidation Preference for each share of Class A Preferred Stock held by such holder.

            (c) Prior to the time of any liquidation, dissolution or winding-up of the Corporation, to the extent permitted by applicable law, the Corporation shall declare for payment all accrued and unpaid dividends with respect to the Class A Preferred Stock. If upon any liquidation, dissolution or winding-up of the Corporation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Class A Preferred Stock the full amounts to which they shall be entitled, the holders of shares of Preferred Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. In the event that such distribution of assets is made other than in cash or in any combination of cash and other assets, both the distribution of cash and the distribution of other assets (including securities) shall be made ratably among the holders of the shares of Class A Preferred Stock, with the distribution of assets other than cash to be based upon the fair market value of any such assets as determined by a nationally recognized investment banking firm selected by the holders of a majority in voting power of the Class A Preferred Stock then outstanding and reasonably acceptable to the Corporation (or if such selection cannot be made, by a nationally recognized investment banking firm selected by the American Arbitration Association in accordance with its rules).

            (d) In the event of any liquidation, dissolution or winding-up of the Corporation, after payment shall have been made to the holders of shares of Class A Preferred Stock of the full amount to which they shall be entitled as aforesaid, the holders of any Junior Stock shall be entitled, to the exclusion of the holders of shares of Class A Preferred Stock, to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its stockholders.

      5. Voting.

            (a) Holders of shares of Class A Preferred Stock shall be entitled to vote, together with the holders of shares of Common Stock as a single class (except as otherwise set forth in this Certificate or as otherwise required by applicable law), on all matters as to which holders of Common Stock shall be entitled to vote, and shall be entitled to notice of all stockholders' meetings in the same manner and with the same effect as the holders of Common Stock. Each share of Class A Preferred Stock shall entitle the holder thereof to such number of votes per share as shall equal the number of full and fractional shares of Common Stock into which each share of Class A Preferred Stock is then convertible upon application of the Conversion Ratio then in effect.

            (b) Without the affirmative consent or approval of the holders of shares representing at least two-thirds of the voting power of the Class A Preferred Stock then outstanding, acting separately as one class, given by written consent or by vote at a meeting called for such purpose for which notice shall have been given to the holders of the Class A Preferred Stock, the Corporation shall not, directly or indirectly (through any subsidiary or otherwise), in any manner alter or change the designations or the powers, preferences or rights, or the qualifications, limitations or restrictions of the Class A Preferred Stock.

      6. Mandatory Conversion.

            (a) Effective upon the Mandatory Conversion Date, each outstanding share of Class A Preferred Stock shall be converted automatically into that number of shares of Common Stock into which such share of Class A Preferred Stock is convertible upon application of the Conversion Ratio then in effect.

            (b) Not less than thirty (30) days prior to the Mandatory Conversion Date, the Corporation or its transfer agent shall mail a notice of automatic conversion to each holder of shares of Class A Preferred Stock. Effective upon the Mandatory Conversion Date, the outstanding shares of Class A Preferred Stock shall be converted automatically, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class A Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with the loss, theft or destruction of such certificates. Upon the occurrence of such automatic conversion of the Class A Preferred Stock, the holders of shares of Class A Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or its transfer agent. Thereupon, there shall be issued and delivered to such holder a certificate or certificates for the number of shares of Common Stock into which the shares of Class A Preferred Stock surrendered were convertible on the Mandatory Conversion Date.

            (c) From and after the Mandatory Conversion Date, shares of Class A Preferred Stock shall no longer be deemed outstanding, and shall have the status of authorized and unissued shares of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of preferred stock, other than Class A Preferred Stock.

      7. Optional Conversion.

            (a) Any holder of the Class A Preferred Stock then outstanding shall have the right at any time prior to the Mandatory Conversion Date, exercisable in accordance with the provisions of Section 7(b), to elect to convert all or any part the outstanding shares of Class A Preferred Stock of such holder at the Conversion Ratio in effect on the date such conversion is deemed to be effective into shares of Common Stock.

            (b) In order to effect a conversion pursuant to Section 7(a), a holder electing to convert shall surrender such holder's shares of Class A Preferred Stock and give written notice to the Registrar on behalf of the Corporation (the "Conversion Election Notice") of such holder's election to convert the outstanding shares of Class A Preferred Stock into shares of Common Stock, which election shall be effective as of the third (3rd) day following the Registrar's receipt of the Conversion Election Notice (such date, the "Effective Date of Conversion").

            (c) Within three (3) Business Days after the Effective Date of Conversion, the Corporation shall issue and deliver to each holder who has tendered its shares of Class A Preferred Stock a certificate(s) for the full number of shares of Common Stock issuable upon the conversion of such shares of Class A Preferred Stock in accordance with the provisions of this Section 7.

      8. Adjustment of Conversion Ratio.

            (a) In the event the Corporation shall at any time after the Issuance Date of the shares of Class A Preferred Stock:

                  (i) declare a dividend or make a distribution on any series of its Junior Stock in shares of any series of its Junior Stock;

                  (ii) subdivide or reclassify shares of any series of its outstanding Junior Stock into a greater number of shares;

                  (iii) combine shares of any series of its outstanding Junior Stock into a smaller number of shares;

                  (iv) pay a dividend or make a distribution on any series of its Common Stock in shares of any series of its Capital Stock (other than Common Stock) of or in Capital Stock Rights; or

                  (v) issue by reclassification of any series of its Common Stock shares of any series of its Capital Stock or any Capital Stock Rights,

then the Conversion Ratio in effect immediately prior to such event shall be adjusted so that the holder of any shares of Class A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock and other Capital Stock of the Corporation and Capital Stock Rights which such holder would have owned or would have been entitled to receive after the consummation of such event or the record date therefor, whichever is earlier, had such Class A Preferred Stock been outstanding and converted immediately prior to the consummation of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this Section 8 shall become effective immediately after the record date in case of a dividend or distribution and shall become effective immediately after the effective date in case of a subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event referred to above shall occur.

            (b) Upon an adjustment of the Conversion Ratio pursuant to Section 8(a), the Corporation shall give prompt written notice thereof to each holder of shares of Class A Preferred Stock, which notice shall state the Conversion Ratio resulting from such adjustment and shall set forth in reasonable detail the method of calculation of such Conversion Ratio and the facts upon which such calculation was based.

            (c)   In case at any time:

                  (i) the Corporation shall determine to declare any dividend or make any distribution on any series of its Common Stock;

                  (ii) the Corporation shall determine to offer for subscription pro rata to the holder of any series of its Common Stock any shares of its Capital Stock or Capital Stock Rights; or

                  (iii) there shall be an impending voluntary or involuntary dissolution, liquidation or winding-up of the Corporation.

then, in any one or more of said cases, the Corporation shall give written notice of the action in question to each holder of shares of Class A Preferred Stock, by first-class mail, postage prepaid, addressed to such holder at its last address as shown on the stock transfer books of the Corporation. Such notice shall describe the material terms and conditions of such action and shall specify (A) in the case of a dividend, distribution or subscription right, the date on which a record shall be taken for such dividend, distribution or subscription right and the date as of which holders of Class A Preferred Stock of record shall participate in such dividend, distribution or subscription right, and (B) in the case of a dissolution, liquidation or winding-up of the Corporation, the date on which such dissolution, liquidation or winding-up shall take place and the date as of which the holders of Class A Preferred Stock shall be entitled to exchange their Class A Preferred Stock for securities or other property deliverable upon such dissolution, liquidation or winding-up. Such written notice shall be given at least thirty (30) days prior to the action in question and not less than twenty (20) days prior to the record date in respect thereof.

      9. Fractional Shares. No fractional shares of Common Stock shall be issued upon payment of dividends in respect of or conversion of Class A Preferred Stock. When any calculation calls for the distribution of a fractional share of Common Stock, the actual number of shares distributed shall be rounded down to the nearest whole number if the fraction is less than or equal to 0.50 and rounded up to the nearest whole number if the fraction is greater than 0.50.

      10. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Class A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Class A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

      11. Notices. Any notice required by the provisions of this Certificate shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next Business Day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed, and all deliveries shall be made to each holder of record at the last address for such holder shown on the stock transfer books of the Corporation.

      12. Payment of Taxes. The Corporation shall pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Class A Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Class A Preferred Stock so converted were registered.

      13. No Preemptive Rights. Holders of Class A Preferred Stock shall have no preemptive rights, except as granted by the Corporation pursuant to written agreements.

            IN WITNESS WHEREOF, Geneva Steel Holdings Corp. has caused this certificate of designation to be signed by its President and Secretary on ______, 2000.




                                    GENEVA STEEL HOLDINGS CORP.


                                    By: _____________________________________
                                        Joseph A. Cannon
                                        President and Chief Executive Officer



                                    By: _____________________________________
                                        Ken C. Johnsen
                                        Secretary